Exhibit 10.3

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

This Director Restricted Stock Unit Award Agreement (this “RSU Award Agreement”), dated as of September 24, 2021 (the “Grant Date”), is made by and between Social Capital Suvretta Holdings Corp. I, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and Senthil Sundaram (the “Participant”). The terms of this RSU Award Agreement shall be governed by the terms of the omnibus equity incentive plan to be adopted by the Company and submitted for approval by the Company’s shareholders in connection with the Company’s initial Business Combination (as defined below) (the “Plan”). Certain capitalized terms used herein and not otherwise defined are defined in Section 6.

1. Grant of Restricted Units. The Company hereby grants to the Participant 30,000 restricted stock units (the “RSUs”), subject to all of the terms and conditions of this RSU Award Agreement and the Plan.

2. Vesting.

(a) Subject to Sections 2(b) and 7, the RSUs shall become vested in full upon the consummation of the Company’s initial Business Combination (the “Vesting Date”); provided that the Participant remains in continuous service as a member of the Board of Directors of the Company (the “Board”) through the time that is immediately prior to the consummation of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination prior to the date required under its Governing Documents, all RSUs shall be automatically forfeited without consideration, and this RSU Award Agreement shall be null and void.

(b) If the Participant’s service as a member of the Board is terminated for any reason prior to the time that is immediately prior to the consummation of the Company’s initial Business Combination, then on the date of such termination from service (i) this RSU Award Agreement shall terminate and all rights of the Participant with respect to the RSUs shall immediately terminate, (ii) the RSUs shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in the RSUs.

3. Settlement. Each RSU granted hereunder shall represent the notional right to receive a single Ordinary Share and, upon a Domestication, if any, each RSU shall be converted into the notional right to receive a single share of Common Stock. Vested RSUs shall be settled in Ordinary Shares or shares of Common Stock, as applicable, on a date determined in the sole discretion of the Company that shall occur between the Vesting Date and March 15 of the year following the year in which vesting occurs.

4. Equitable Adjustment. In the event of any Change in Capitalization (other than in connection with a Business Combination), an equitable substitution or proportionate adjustment shall be made in (i) the kind and number of Shares or other securities or the amount of cash or amount or type of other property subject to outstanding RSUs granted under this Agreement;

and/or (ii) the terms and conditions of this RSU Award Agreement; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. The Company is further authorized to make adjustments in the terms and conditions of, and the criteria included in, this RSU Award Agreement in recognition of unusual or infrequent events (including, without limitation, the events described in this Section 4, but excluding an initial Business Combination) affecting the Company or the financial statements of the Company, including but not limited to changes in the number or conversion rights associated with the Class B Shares, or of changes in applicable laws, regulations, or accounting principles, whenever the Company determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this RSU Award Agreement.

5. Voting and Other Rights. The Participant shall have no rights of a stockholder with respect to the RSUs (including, without limitation, the right to vote and the right to receive distributions or dividends) unless and until Shares are issued in respect thereof in accordance with Section 3; provided that with respect to the period commencing on the Grant Date and ending on the date the Shares subject to such RSUs are issued in accordance with Section 3, the Participant shall be eligible to receive an amount equal to the product of (a) the number of Shares to be delivered as a result of such vesting and settlement, multiplied by (b) the amount of cash distributed by the Company with respect to an outstanding Share during such period, which amount shall be paid to the Participant on the date such Shares are issued (provided that such amount shall not be paid to the extent that any RSUs do not become vested and Shares are not delivered). No interest or other earnings shall be credited with respect to such payment.

6. Definitions. As used herein, the following defined terms have the definitions set forth below:

(a) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses.

(b) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares or other property), share split, reverse share split, share subdivision or consolidation, (iii) combination or exchange of Shares or (iv) other change in corporate structure, which, in any such case, the Company determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 4 is appropriate.

(c) “Class B Shares” shall mean the Class B ordinary shares of the Company, par value $0.0001 per share.

(d) “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company following a Domestication.

(e) “Domestication” shall mean a domestication by the Company as a Delaware corporation.

(f) “Governing Document” shall mean (i) prior to a Domestication, the Company’s amended and restated memorandum and articles of association, as the same may be amended from time to time, and (ii) upon and following a Domestication, its certificate of incorporation and bylaws, as the same may be amended from time to time.

(g) “Ordinary Shares” shall mean the Class A ordinary shares of the Company, par value $0.0001 per share.

(h) “Shares” shall mean, collectively, Ordinary Shares, shares of Common Stock and Class B Shares, as applicable.

(i) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Company’s initial public offering were deposited for the benefit of the Company, certain of its public shareholders and the underwriters of the Company’s initial public offering.

7. RSU Award Agreement Subject to Plan and Shareholder Approval. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of this RSU Award Agreement shall govern. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator (as defined in the Plan) in respect of the Plan, this RSU Award Agreement and the RSUs shall be final and conclusive. This RSU Award Agreement and the grant of RSUs hereunder is expressly contingent upon approval of the Plan and the overall share limit set forth thereunder by the Board (or a designated committee thereof) and the Company’s shareholders. If the Plan is not so approved on or prior to the consummation of the Company’s initial Business Combination, this RSU Award Agreement shall be null and void ab initio. Any issuance of Shares in respect of RSUs shall be issued under and pursuant to the terms of the Plan.

8. Regulations and Other Approvals.

(a) Any resale of the Shares received in respect of RSUs shall be made in compliance with the registration requirement of the Securities Act of 1933, as amended (the “Securities Act”), or an applicable exemption therefrom, including, without limitation, the exemption provided by Rule 144 promulgated thereunder (or any successor rule, “Rule 144”).

(b) The obligation of the Company to deliver Shares with respect to any RSU granted hereunder shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Company.

(c) Each RSU is subject to the requirement that, if at any time the Company determines, in its sole discretion, that the listing, registration or qualification of Shares issuable hereunder is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an RSU or the issuance of Shares, no such RSU shall be granted or Shares issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Company.

9. Participant Representations and Warranties. This RSU Award Agreement and the grant of RSUs hereunder is expressly conditioned on the Participant’s acceptance and agreement to the representations and warranties set forth in Annex A. All representations and warranties contained in Annex A shall survive the execution of this RSU Award Agreement and the grant of the RSUs contemplated hereby. The Participant agrees to indemnify and hold harmless the Company and its Affiliates from any liability, loss or expense (including, without limitation, reasonable attorneys’ fees) if the Participant has breached any representation or warranty hereunder.

10. No Rights to Continuation of Service. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the service of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s service at any time for any reason whatsoever.

11. Taxes. The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this RSU Award Agreement.

12. Section 409A and Section 457A. The intent of the parties is that the payments and benefits under this RSU Award Agreement comply with Section 409A of the Code and be exempt from Section 457A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom, as applicable. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated service with the Company for purposes of any payments under this RSU Award Agreement that are subject to Section 409A of the Code until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this RSU Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this RSU Award Agreement or any other arrangement between the Participant and the Company during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). The Company makes no representation that any or all of the payments described in this RSU Award Agreement will be exempt from or comply with Section 409A or Section 457A of the Code and makes no undertaking to preclude Section 409A or Section 457A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A or Section 457A of the Code.

13. Governing Law and Jurisdiction. This RSU Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. All disputes arising out of this RSU Award Agreement shall be subject to the exclusive jurisdiction of the Court of Chancery located in the State of Delaware (and only if such court lacks or declines jurisdiction, any other state or federal court located in the State of Delaware), and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

14. RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

15. No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant.

16. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any other documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

17. Severability. Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

18. Entire Agreement. This RSU Award Agreement, the Plan and the letter agreement, dated as of the date hereof (the “Letter Agreement”), between the Company and the Participant, contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

19. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

20. Counterparts; Electronic Signature. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A party’s electronic signature of this RSU Award Agreement shall have the same validity and effect as a signature affixed by such party’s hand.

21. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

22. Waiver against Trust Account. The Participant acknowledges that the Participant has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the RSUs. The Participant hereby further acknowledges that the Participant shall have no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Participant hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I

By:	/s/ Kishan Mehta
Name: Kishan Mehta
Title: President

[Signature Page to Director Restricted Stock Unit Award Agreement]

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing RSU Award Agreement, including Annex A.

PARTICIPANT

Signature:	/s/ Senthil Sundaram
Print Name:	Senthil Sundaram

[Signature Page to Director Restricted Stock Unit Award Agreement]

ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE PARTICIPANT

The Participant hereby represents and warrants to the Company as of the date of this RSU Award Agreement as follows:

1.

The Participant’s domicile is the State of California, all discussions related to this Agreement, the RSUs, and the offer and acceptance of this RSU Award Agreement, and the RSUs granted hereunder, occurred in the State of California.

2.

The Participant has such knowledge and experience in financial and business matters that the Participant is capable of evaluating the merits and risks of the investment to be made by the Participant hereunder. The Participant understands and has taken cognizance of all the risk factors related to the investment in the RSUs.

3.

The Participant is acquiring the RSUs for his or her own account for investment and not with any view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

4.

The Participant understands that (a) the RSUs have not been, and any Shares received in respect of RSUs will not be, registered under the Securities Act or applicable state securities laws, in reliance on exemptions from registration under the Securities Act and applicable state securities laws, (b) the RSUs and any Shares received in respect of RSUs may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except: (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend to such effect, (c) the availability of an exemption from registration may depend on factors over which the Participant has no control, that unless so registered or exempt from registration the RSUs and any Shares received in respect of RSUs may be required to be held for an indefinite period and (d) no federal or state agency has made any finding or determination as to the fairness for investment, nor any recommendation or endorsement, of the RSUs or any Shares received in respect of RSUs.

5.

The Participant understands that an exemption from registration is not presently available pursuant to Rule 144, that there is no assurance that such exemption will ever become available to the Participant and that even if it were to become available, sales pursuant to Rule 144 may be limited in amount and could only be made in full compliance with the provisions of Rule 144.

6.

The Participant acknowledges and agrees that (a) except as expressly provided for in this RSU Award Agreement, no representations or warranties have been made to the Participant by the Company, any manager, officer, agent, employee or affiliate of the

Company, or any other persons with respect to the Participant’s investment in the RSUs, (b) except for this RSU Award Agreement, the Letter Agreement and the Plan, there are no agreements, contracts, understandings or commitments between the Participant on the one hand and the Company, any director, manager, officer, agent, employee or affiliate of the Company on the other hand, with respect to the Participant’s investment in the RSUs, (c) in entering into this transaction the Participant is not relying upon any information, other than that contained in the Plan, this RSU Award Agreement and the results of the Participant’s own independent investigation, (d) the Participant’s financial situation is such that the Participant can afford to hold the RSUs and any Shares received in respect of RSUs for an indefinite period of time, has adequate means for providing for his or her current needs and personal contingencies, and can afford the eventuality that the RSUs and any Shares received in respect of RSUs may ultimately have no value, (e) the future value of the RSUs and any Shares received in respect of RSUs is speculative, and (f) the Participant’s investment in the RSUs and any Shares received in respect of RSUs is subject to dilution by the issuance of additional equity securities by the Company and the Participant is not entitled to any preemptive, tag-along, information or other minority investor rights with respect to the RSUs and any Shares received in respect of RSUs, other than as expressly set forth in this RSU Award Agreement, the Plan or as otherwise provided under applicable law.

7.	The Participant understands that the Participant must bear the economic risk of his or her investment in the RSUs for an indefinite period of time.

8.	The Participant understands that the grant of RSUs to the Participant is predicated, in part, on the representations, warranties and covenants of the Participant contained herein.

9.

The Participant hereby acknowledges that neither the Company nor any representative of the Company has provided, or will provide, the Participant with tax advice regarding the RSUs, the Company or the execution of this Agreement, and the Company has advised the Participant to consult the Participant’s own tax advisor with respect to the tax consequences of each of the foregoing, including but not limited to any applicable elections, withholdings or other matters relating to the RSUs, the Company or the execution of this Agreement.